SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2007
CELANESE CORPORATION
(Exact Name of Registrant as specified in its charter)

DELAWARE	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1601 West LBJ Freeway, Dallas, Texas 75234-6034
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000
Not Applicable
(Former name or former address, if changed since last report):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On July 20, 2007, Celanese Corporation (the “Company”) issued a press release announcing that John J. Gallagher III would transition from his position as executive vice president and chief financial officer of the Company to executive vice president of the Company and president, Acetyls and Celanese Asia, effective July 26, 2007. A copy of the press release is attached hereto as Exhibit 99.1.
     In connection with Mr. Gallagher’s new responsibilities, the Company also announced that Stevin M. Sterin had been named senior vice president and chief financial officer of the Company, effective July 26, 2007. Mr. Sterin, 35, has served as vice president and controller of the Company since 2005 and previously served as director of finance and controller of Celanese Chemicals from 2003 to 2005. Prior to joining the Company, Mr. Sterin was employed in a variety of tax, treasury and finance positions at Reichhold, Inc., a composite and coating resins manufacturer. Mr. Sterin has bachelor’s and master’s degrees in accounting from the University of Texas at Austin.
     In connection with Mr. Sterin’s new responsibilities, the Company has named Miguel A. Desdin as vice president and controller of the Company, effective July 26, 2007. Mr. Desdin, 41, has served as Vice President, Business Planning & Analysis of the Company since 2005. Prior to joining the Company, Mr. Desdin was employed by Great Lakes Chemical Corporation from 2000 to 2005 in various leadership positions in the finance organization, including Vice President of Finance, Performance Chemicals, from 2001 to 2003, and Treasurer, from 2004 to 2005. Mr. Desdin began his career at AlliedSignal (now Honeywell International). Mr. Desdin received a bachelor’s degree in industrial engineering from the University of Florida and an M.B.A. from the University of Pennsylvania’s Wharton School.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

99.1	Press Release dated July 20, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By	/s/ Kevin J. Rogan
	Name:	Kevin J. Rogan
	Title:	Assistant Secretary

Date: July 25, 2007

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated July 20, 2007